UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 22, 2022

ZEVIA PBC

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40630	86-2862492
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15821 Ventura Blvd., Suite 145, Encino, CA		91436
(Address of Principal Executive Offices)		(Zip Code)

(855) 469-3842

(Registrant’s Telephone Number, Including Area Code)

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	ZVIA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

On February 22, 2022, (the “Closing Date”), Zevia LLC, a Delaware limited liability company (the “Borrower”) and direct subsidiary of Zevia PBC, a Delaware public benefit corporation (the “Company”), entered into that certain Loan and Security Agreement (the “Loan and Security Agreement”), by and among the Borrower, the financial institutions party thereto from time to time as Lenders and Bank of America, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”). The Company intends to guaranty the Borrower’s obligations under the Loan and Security Agreement at a later date.

The Loan and Security Agreement provides for a revolving credit facility up to a principal amount of $20,000,000 (the “Secured Revolving Line of Credit”), including a $2,000,000 sublimit for letters of credit, with the option to increase the line of credit to up to $10,000,000 upon meeting certain conditions. No drawings were made under the Secured Revolving Line of Credit on the Closing Date.

The Secured Revolving Line of Credit matures in five years on February 22, 2027. The obligations of the Borrower under the Loan and Security Agreement are secured by a first priority security interest in substantially all of the Borrower’s assets.

Loans under the Secured Revolving Line of Credit bear interest at a rate per annum equal to the Bloomberg Short-Term Bank Yield Index rate plus an applicable margin between 1.50% to 2.00% and Base Rate (customarily defined) between 0.50% to 1.00%, in each case largely based on average daily availability under the Secured Revolving Line of Credit.

The Secured Revolving Line of Credit may be optionally prepaid or terminated or have unutilized commitments reduced at any time without premium or penalty. In connection with the Secured Revolving Line of Credit, the Borrowers will pay an unused line fee equal to 0.375% per annum. The unused line fee decreases to 0.20% per annum when 50% or more of the Secured Revolving Line of Credit is utilized.

The Loan and Security Agreement includes covenants that place certain restrictions on the Borrower’s ability to, among other things and subject to various exceptions, borrow secured debt or unsecured debt beyond a certain amount, create or suffer to exist any liens, sell or transfer any of the Borrower’s and certain subsidiaries’ assets, make distributions, liquidate, dissolve, merge, amalgamate, combine or consolidate, or become a party to certain agreements restricting the Borrower’s and certain subsidiaries’ ability to incur or repay debt, grant liens, make distributions, or modify loan agreements.

The availability of borrowings under the Loan and Security Agreement is subject to certain conditions and requirements, including among others, the Borrower must maintain Liquidity of $7,000,000 at all times until December 31, 2023 and thereafter, it must maintain a minimum fixed charge coverage ratio of 1.00 to 1.00 as of the last day of each fiscal quarter when availability under the Secured Revolving Line of Credit is less than the greater of $3,000,000 and 17.5% of the borrowing base and continuing until such availability is above such threshold for 30 consecutive days and no event of default exists.

The events of default under the Loan and Security Agreement include, among others and subject to certain exceptions, thresholds and cure periods, payment defaults, the material inaccuracy of representations or warranties, defaults in the performance of affirmative and negative covenants, bankruptcy and insolvency related defaults, a cross-default related to other indebtedness, judgments entered against the Borrower in an amount and change of control.

The foregoing description of the Loan and Security Agreement is only a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.02 Results of Operations and Financial Condition.

The Company issued an earnings release on February 24, 2022, announcing its financial results for the fourth quarter and full year ended December 31, 2021.

A copy of the earnings release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1

Loan and Security Agreement, dated as of February 22, 2022, by and among Zevia LLC, certain of its subsidiaries from time to time joined hereto as borrowers, the financial institutions party thereto from time to time as Lenders and Bank of America, N.A., a national banking association, as agent for the Lenders thereto

99.1	Earnings Release of Zevia PBC, dated February 24, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZEVIA PBC

Date: February 24, 2022	/s/ LORNA R. SIMMS
	Name:	Lorna R. Simms
	Title:	SVP, General Counsel and Corporate Secretary